EXHIBIT 99.1

For Immediate Release

PARLUX RECEIVES NOTICE FROM NASDAQ DUE TO LATE FILING OF

FORM 10-Q; COMPANY TO REQUEST HEARING WITH NASDAQ LISTING PANEL

FORT LAUDERDALE, FLORIDA, August 23, 2006. Parlux Fragrances, Inc. (NASDAQ: PARL) announced today that due to the delay in filing its Form 10-Q for the period ended June 30, 2006, the Company has received a letter from The Nasdaq Stock Market indicating that the Company’s common stock is subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14). Nasdaq Marketplace Rule 4310(c)(14) requires the Company to file all reports with the Securities and Exchange Commission on a timely basis, as required by the Securities Exchange Act of 1934, as amended.

Parlux will request a hearing before the Nasdaq Listing Qualifications Panel, thereby automatically deferring the delisting of its common stock pending the Panel’s review and determination. Until the Panel issues a determination and the expiration of any exception granted by the Panel, Parlux’s common stock will continue to be traded on The Nasdaq National Market.

As announced on August 17, 2006, Parlux has delayed filing its Quarterly Report on Form 10-Q pending determination of a non-cash charge to be recorded in accordance with Statement of Financial Accounting Standards No. 123R “Share Based Payment”.  This non-cash charge was due to the modification of fully vested warrants, issued during the period from 1999 through 2002, to reflect the Company’s stock split effected June 19, 2006. The charge will have no effect on the stockholders’ equity of the Company since the same amount appearing as a share-based compensation charge will be recorded as an increase to addition paid-in-capital, and the book value per share will remain unchanged. Parlux intends to file the Form 10-Q as soon as practicable.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of Perry Ellis, GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund, and Fred Hayman Beverly Hills.

The Company may periodically release forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and the Company’s ability to introduce new products in a cost-effective manner. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc., (954) 316-9008

CONTACT:

Frank A. Buttacavoli, Executive Vice President & COO/CFO Ext. 8117

PR NEWSWIRE:

COMPANY NEWS ON-CALL:  (800) 758-5804 Parlux code 674987

COMPANY NEWS ON-INTERNET:  http://www.prnewswire.com